MORRISON HEALTH CARE, INC.

   EXHIBIT 21.1          List of Subsidiaries
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   State of Incorporation - Arizona
             Drake Management Services, Inc.

   State of Incorporation - Georgia
             Culinary Solutions, Inc.

   State of Incorporation - Tennessee
             Culinary Concepts, Inc.

   State of Incorporation - Pennsylvania
             Custom Management Corporation
             Custom Management Corporation of Pennsylvania
             Morrison Custom Management Corporation of Pennsylvania John C. Metz & Associates, Inc.

   State of Incorporation - Texas
             Morrison's Health Care of Texas, Inc.